Exhibit 99.1

Citizens Financial Services, Inc. Announces Closing of $10 Million of Fixed-to-Floating Rate Subordinated Notes
Mansfield, Pennsylvania, April 16, 2021 – Citizens Financial Services, Inc. (the “Company”) (OTCPink: CZFS), the holding company for First Citizens Community Bank (the “Bank”), announced that it has completed a private placement of $10 million aggregate principal amount of its 4.00% fixed-to-floating rate subordinated notes due 2031 (the “Notes”) to certain qualified investors.
Unless earlier redeemed, the Notes mature on April 16, 2031. The Notes will initially bear interest from the initial issue date to but excluding April 16, 2026 or the earlier redemption, at a fixed rate of 4.00% per annum, payable semiannually in arrears on June 30 and December 30 of each year, beginning June 30, 2021, and thereafter to, but excluding, the maturity date or earlier redemption, at an interest rate per year, reset quarterly, equal to the sum of a base rate, equal to the 90-day average secured overnight financing rate, determined on the determination date of the applicable interest period, plus 323 basis points, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year. The Company may also redeem the Notes, in whole or in part, on or after April 16, 2026, and at any time upon the occurrence of certain events, subject in each case to the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).
The Notes were designed to qualify as Tier 2 capital under the Federal Reserve’s capital adequacy regulations. The Company expects to use the net proceeds of the offering for general corporate purposes, which may include working capital, the funding of organic growth or potential acquisitions, and the repurchase of the Company’s common stock.
The Notes sold in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, any security and will not constitute an offer or solicitation in any jurisdiction in which such offering would be unlawful.

About Citizens Financial Services, Inc.
Citizens Financial Services, Inc. is a $1.95 billion bank holding company conducting business through First Citizens Community Bank (FCCB).  First Citizens Community Bank (FCCB) operates 30 offices in Pennsylvania, Delaware and New York.

Forward-Looking Statements
This press release contains statements that are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those contained in or implied by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to republish revised forward-looking statements to reflect circumstances or events after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

For further information contact:
Randall E. Black, President and CEO
Stephen J. Guillaume, Senior Vice President and CFO